Exhibit 99.4


Contact:                                                            NEWS RELEASE
David A. Buzen
Chief Financial Officer
Catherine C. Bailey
Director of Commuications
212-974-0100


                        ACE Files Suit Against Capital Re
                      Seeking to Enforce Original Agreement

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NEW YORK, N.Y. October 21, 1999 -- Capital Re Corporation  (NYSE: KRE) announced today that ACE Limited had filed a lawsuit in Delaware Chancery Court seeking to restrain Capital Re from taking any action to terminate its June 10, 1999 merger agreement with ACE and seeking to require Capital Re to carry out that agreement, under which ACE would acquire each Capital Re share for 6/10th's of a share of ACE. Based on ACE's closing price of $16 3/16 on October 20, that transaction would provide $10.125 per share in current value to Capital Re stockholders. As previously reported, Capital Re has received an unsolicited offer from XL Capital, Ltd. to acquire Capital Re's shares for $14.00 per share in cash, which Capital Re deemed to be superior to the original ACE transaction. ACE had previously submitted a revised offer to Capital Re that Capital Re's Board had determined was "at least as favorable" as a prior XL offer of $13.00 per share in cash. ACE has not submitted a further revised offer.

     Capital Re stated that it believes ACE's lawsuit is without merit and intends to defend the suit vigorously.

Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial risk and management. Capital Re's two principal divisions, financial guaranty and financial risk, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions.

The statements contained in this release and statements that the Company may make orally in connection with this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by the Company with the Securities and Exchange Commissions.


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